Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL REVISES FOURTH QUARTER SALES FORECAST

BROOMFIELD, Colo. – December 17, 2019 – DMC Global Inc. (Nasdaq: BOOM) today announced that fourth quarter 2019 sales are expected in a range of $82 million to $86 million versus a previously forecasted range of $92 million to $97 million. The revision is due to a sharp decline in North American well completion activity and significant pricing pressure affecting DynaEnergetics, DMC’s oilfield products business. Fourth quarter sales at DynaEnergetics are expected in a range of $62 million to $64 million versus a previously forecasted range of $72 million to $75 million. Anticipated fourth quarter sales at NobelClad, DMC’s composite metals business, remain in the previously forecasted range of $20 million to $22 million. Management expects fourth quarter adjusted EBITDA to be $14.0 million to $15.0 million versus its prior guidance range of $17.5 million to $20 million, and its consolidated full-year adjusted earnings per share are expected to be in a range of $3.50 to $3.60 versus its prior guidance range of $3.65 to $3.80.

“The year-end decline in market activity at DynaEnergetics occurred earlier, and was more pronounced than we anticipated,” said Kevin Longe, president and CEO of DMC. “DynaEnergetics also has turned away multiple order opportunities that did not meet the margin objectives we seek for our differentiated perforating systems.

“Customer interest in DynaEnergetics’ advanced perforating systems remains strong, and we have not seen any notable changes on the competitive product landscape,” Longe added. “We believe sales activity at DynaEnergetics will begin to recover early next year, as exploration and production companies commence their 2020 well completion programs.”

Regional shifts in North American drilling and completion activity recently led DynaEnergetics to close distribution facilities in Canada and Oklahoma. DynaEnergetics also is using the industry slowdown to accelerate a planned consolidation of its perforating system assembly operations in Mt. Braddock, Pennsylvania, into its flagship North American facility in Blum, Texas. Annual cost savings related to the reduction in fixed overhead and general and administrative expenses are expected to be approximately $2.0 million. Restructuring charges, which primarily address severance costs for a headcount reduction of 54 employees, are expected to be approximately $750,000, and will be recorded in the fourth quarter.

Longe said, “The consolidation of DynaEnergetics’ distribution and assembly operations will further improve operating efficiencies and reduce working capital requirements. We sincerely appreciate the effort and commitment of our assembly team in Mt. Braddock, and will work with impacted employees to assist them during their transition.”

Longe added, “2019 has been an outstanding year for DMC Global, and while the recent downturn in DynaEnergetics’ markets was steeper than expected, we are on pace to deliver record full-year financial results at both DynaEnergetics and DMC. Moreover, we believe DMC’s balance sheet at the end of 2019 will reflect the strongest financial position the Company has reported in recent history.”

DMC’s previously provided financial forecasts for the fourth quarter and full-year 2019 are no longer applicable based on the lower anticipated sales. DMC will report its audited 2019 financial results in late February 2020.

About DMC
DMC Global is a diversified holding company. Our innovative businesses provide differentiated products and services to niche industrial and commercial markets around the world. DMC’s objective is to identify well-run businesses and strong management teams and support them with long-term capital and strategic, legal, technology and operating resources. Our approach helps our portfolio companies grow core businesses, launch new initiatives, upgrade technologies and systems to support their long-term strategy, and make acquisitions that improve their competitive positions and expand their markets. DMC’s culture is to foster local innovation versus centralized control, and stand behind our businesses in ways that truly add value. Today, DMC’s portfolio consists of DynaEnergetics and NobelClad, which collectively address the energy, industrial processing and transportation markets. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit the Company’s website at: http://www.dmcglobal.com.

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Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including fourth quarter 2019 guidance on consolidated sales, sales at DynaEnergetics and NobelClad, consolidated adjusted earnings per share and adjusted EBITDA, the expectation that sales activity at DynaEnergetics will increase early in 2020, and the expectation that annual savings in general and administrative expenses will be approximately $2 million. Such statements and information are based on numerous assumptions regarding present and future business strategies, the markets in which we operate, anticipated costs and ability to achieve goals. Forward-looking information and statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results and performance to be materially different from those expressed or implied by such forward-looking information and statements, including but not limited to: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; changes to customer orders; product pricing and margins, fluctuations in customer demand; our ability to successfully execute and capitalize upon growth opportunities; fluctuations in foreign currencies; fluctuations in tariffs and quotas; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in our SEC reports, including the annual report on Form 10-K for the year ended December 31, 2018. We do not undertake any obligation to release publicly revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.